UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2009
Citizens First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-32041 (Commission File Number)	38-3573852 (I.R.S. Employer Identification Number)

525 Water Street, Port Huron, Michigan (Address of principal executive offices)		48060 (Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective October 23, 2009, Richard W. Stafford, age 43, was appointed to the position of Senior Vice President and Chief Operating Officer of the Company. Mr. Stafford’s preliminary appointment to these positions was originally reported on a Form 8-K filed by the Company with the Commission on October 7, 2009.
     Mr. Stafford most recently served as the Senior Vice President of Retail Banking and Operations Services for the Bank, maintaining responsibility for the Bank’s retail banking and various operational services areas. He has 21 years of banking experience and has been associated with the Company for four years through his affiliation with Metrobank, formerly a wholly-owned subsidiary of the Company. He has an MBA from Walsh College and is a graduate of the ABA Graduate School at Georgetown University. He has served in various retail banking, management, operational and IT positions at Metrobank, Comerica and Manufacturers Bank. Mr. Stafford serves on various chambers of commerce, and is an active “Wish Grantor” for the Make-A-Wish Foundation of Michigan.
     Since the beginning of the Company’s last fiscal year, Mr. Stafford, as well as certain members of his family, have been customers of, or have had transactions with, the Company, the Bank, or certain subsidiaries of Company or the Bank, which transactions have been in the ordinary course of business. Additional transactions may be expected to take place in the future. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, except for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2009	Citizens First Bancorp, Inc.

	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and
Chief Executive Officer